RR Donnelley Media Contact: Doug Fitzgerald, Executive Vice President Communications Tel: 630-322-6830 E-mail: doug.fitzgerald@rrd.com

RR Donnelley Investor Contact: Dave Gardella, Vice President Investor Relations 312-326-8155 E-mail: david.a.gardella@rrd.com

Bowne Media Contact: Pamela Blum, Director of Corporate Communications Tel: 212-658-5884 E-mail: pamela.blum@bowne.com

Bowne Investor Relations Contact: Bryan Berndt, Treasurer Tel: 212-658-5817 E-Mail: bryan.berndt@bowne.com

RR DONNELLEY TO ACQUIRE BOWNE FOR $481 MILLION IN CASH

Combination Will Expand RR Donnelley's Global Capabilities To Deliver Integrated Communications Solutions

CHICAGO and NEW YORK, February 23, 2010 -- R.R. Donnelley & Sons Company (NASDAQ:RRD) and Bowne & Co., Inc. (NYSE:BNE ) jointly announced today that they have signed a definitive agreement pursuant to which RR Donnelley will acquire Bowne & Co., Inc., a provider of shareholder and marketing communications services. The all cash deal is valued at approximately $481 million, or $11.50 per share. The agreement has been approved by the Boards of Directors of both companies. The acquisition is expected to be accretive to RR Donnelley's earnings in the first full year after the closing of the transaction, which is expected to occur in the second half of the year. The completion of the transaction is subject to customary closing conditions, including regulatory approval and approval of Bowne shareholders.

The combination with Bowne, which has operations in North America, Latin America, Europe and Asia, will expand and enhance the range of services RR Donnelley offers to its customers, while also creating an opportunity for RR Donnelley to provide its comprehensive line of products to Bowne's clients.

Bowne, headquartered in New York, had revenues of approximately $675 million during 2009 and offers digital one-to-one printing services for healthcare, transactional communications, financial services, marketing communications and other applications.

"Bowne is an exceptional fit with RR Donnelley," said Thomas J. Quinlan III, RR Donnelley's President and Chief Executive Officer. "This combination satisfies all of the strategic imperatives that we evaluate as we consider acquisitions. It will expand our depth with additional talented and customer-focused employees, add new and enhanced customer relationships, extend our product and service offering in areas in which our customers have demonstrated firm demand and create the possibility to take advantage of significant synergies."

"The board and management team believe this combination benefits all of Bowne's stakeholders. RR Donnelley's broader array of products and services will quickly create expanded opportunities for Bowne's customers and employees," stated David J. Shea, Bowne's Chairman and Chief Executive Officer. "Their innovative use of proprietary digitally driven communications will particularly complement the range of services for which Bowne is known. I look forward to working closely with RR Donnelley's management to ensure a smooth transition."

Important Legal Information

In connection with the proposed Merger, Bowne & Co., Inc. will file with the Securities and Exchange Commission (the "SEC"), and will furnish to its shareholders, a proxy statement. Shareholders are advised to read the proxy statement when it is finalized and distributed, because it will contain important information about the proposed Merger. Shareholders will be able to obtain, free of charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC's website at www.sec.gov. Shareholders will also be able to obtain a free copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Bowne & Co., Inc., 55 Water Street, New York, NY 10041, Attention: Corporate Secretary, telephone (212) 658-5805, or from Bowne's website, www.bowne.com.

Bowne and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be "participants" in the solicitation of proxies from shareholders of Bowne & Co., Inc. in respect of the proposed Merger. Information regarding the interests of such persons in the Merger will be set forth in Bowne's proxy statement. Information regarding such persons and their beneficial ownership of Bowne & Co., Inc. common stock as of April 1, 2009 is also set forth in the Schedule 14A filed by Bowne & Co., Inc. with the SEC on April 15, 2009.

About RR Donnelley
RR Donnelley (NASDAQ: RRD) is a global provider of integrated communications. Founded more than 145 years ago, the company works collaboratively with more than 60,000 customers worldwide to develop custom communications solutions that reduce costs, enhance ROI and ensure compliance. Drawing on a range of proprietary and commercially available digital and conventional technologies deployed across four continents, the company employs a suite of leading Internet based capabilities and other resources to provide premedia, printing, logistics and business process outsourcing products and services to leading clients in virtually every private and public sector.

For more information and for RR Donnelley's Corporate Social Responsibility Report, visit the company's web site at http://www.rrdonnelley.com

About Bowne
Bowne provides shareholder and marketing communications services around the world. Dealmakers rely on Bowne to handle critical capital markets communications with speed and accuracy. Compliance professionals turn to Bowne to prepare and file regulatory and shareholder communications online and in print. Investment managers and third party fund administrators count on Bowne's integrated solutions to streamline their document processes and produce high quality communications for their shareholders. Marketers look to Bowne to create and distribute customized, one-to-one communications on demand. With 2,800 employees in 50 offices around the globe, Bowne has met the ever-changing demands of its clients for more than 230 years. For more information, please visit www.bowne.com.

Use of Forward-Looking Statements
This news release may contain "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Such factors include, among others, unanticipated issues associated with obtaining approvals to complete the transaction or other unexpected issues that could impact the closing of the deal. Readers are strongly encouraged to read the full cautionary statements contained in each of RR Donnelley's and Bowne's filings with the SEC. Both RR Donnelley and Bowne disclaim any obligation to update or revise any forward-looking statements.

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